Exhibit 99.1

MEDIA RELEASE

Conference Call at 2:00 p.m. PT, October 21, 2004 - Advanced Power Technology will conduct a conference call at 2:00 p.m. PT, Thursday, October 21, 2004 webcast simultaneously for interested investors via the Company’s corporate web site at www.advancedpower.com.  The call can be accessed live by dialing 800-310-6649.  International callers please dial 719-457-2693.  The content of the call will remain available for replay on the Internet for 30 days.  In addition, a telephone replay of the conference call will be available for 30 days and can be accessed at 888-203-1112 and from international locations at 719-457-0820; pass code 949873.

ADVANCED POWER TECHNOLOGY REPORTS

THIRD QUARTER RESULTS AND PROVIDES OUTLOOK FOR THE FOURTH QUARTER

Bend, Oregon, October 21, 2004 – Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today reported financial results for the third quarter of 2004 and provided its outlook for the fourth quarter of 2004.

For the third quarter of 2004, revenues were a record $18.7 million, up 46.8 percent from $12.7 million in the same period in fiscal 2003 and up sequentially 3.3 percent from $18.1 million in the second quarter of 2004.  Net income in accordance with generally accepted accounting principles (“GAAP”) was $1.2 million, or $0.11 per diluted share.  This compares to a net loss of $338,000, in the same period in fiscal 2003, or $(0.03) per share, and to a net income in the second quarter of 2004 of $869,000 or $0.08 per diluted share.  On a GAAP basis, gross margin for the third quarter of 2004 was 33.8 percent of revenue compared to 32.0 percent in the same period in fiscal 2003 and 38.0 percent in the prior quarter.

Excluding non-cash purchase accounting charges related to acquisitions, certain charges associated with previously announced restructuring actions, and expensed legal and accounting fees associated with the filing and subsequent withdrawal of the Company’s S-3 registration statement, pro forma net income for the third quarter ended September 30, 2004 was $1.9 million, or $0.17 per diluted share, compared to a pro forma net income of $249,000, or $0.02 per diluted share in the comparable period in fiscal 2003 and a pro forma net income of $1.3 million, or $0.11 per diluted share, in the second quarter of 2004.  Pro forma gross margin for the third quarter of 2004 was 35.3 percent of revenue, compared to 34.2 percent in the comparable period in fiscal 2003 and 39.6 percent in the prior quarter.

Pro forma net income (loss) and pro forma gross margin, which differ from net income (loss) and gross margin in accordance with GAAP, excludes non-cash purchase accounting charges related to acquisitions, certain charges associated with previously announced restructuring actions, and expensed legal and accounting fees associated with the filing and subsequent withdrawal of the Company’s S-3 registration statement. A reconciliation of pro forma and GAAP net income (loss) is included with the attached financial statements.  The financial results that exclude certain charges are not in accordance with GAAP.  APT’s management uses these non-GAAP measures internally to evaluate the Company’s performance and manage its operations, and believes that these measures provide useful information for understanding the Company’s operating results and comparing prior periods.

Selling, general and administrative (“SG&A”) expenses in the third quarter of 2004 were $3.9 million compared to $3.7 million for the comparable period in fiscal 2003 and $5.1 million in the second quarter of 2004.  The third quarter of 2004 SG&A expenses included $97,000 of legal fees related to finalizing the settlement of a patent litigation matter with IXYS Corporation, compared to $373,000 of IXYS related legal fees in the comparable period of fiscal 2003 and $1.3 million in the second quarter of 2004.  As previously announced, summary judgment in favor of the Company, dismissing IXYS Corporation’s claims of patent infringement against the Company, was granted by the U.S. District Court on June 16, 2004.

Greg Haugen, Chief Financial Officer commented, “Our pro forma net income for the third quarter of 2004 increased substantially from both the prior and year ago quarter, to $1.9 million, on record revenues of $18.7 million. However, our actual results in the third quarter of 2004 were adversely impacted by $322,000 of additional inventory reserves recorded for excess and obsolescence, and approximately $240,000 of additional expenses associated with the acceleration of production ramp-up for a major customer on a large RF products contract won earlier this year.”

 “Our third quarter revenue growth was driven primarily by increased demand from our customers in the military and aerospace market and in the medical and industrial market, which more than compensated for the weakness we experienced in the semiconductor capital equipment market and the communications and data processing market”, concluded Mr. Haugen

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.  These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after October 21, 2004.  Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release.  The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Revenues for the fourth quarter ending December 31, 2004 are expected to be in the range of $15.8 million to $16.8 million, an increase of approximately 26 to 34 percent over the year ago quarter and a sequential decrease of approximately 10 to 15 percent.

At the anticipated revenue levels indicated above, gross margin for the fourth quarter of 2004, exclusive of non-cash purchase accounting charges associated with acquisitions, is expected to be in the 37.0 percent to 38.5 percent range.

Research and Development (“R&D”) expenses in the fourth quarter of 2004 are expected to increase to 6.5 percent to 7.5 percent of revenues as we continue to add resources to further expand our technology and product development capability. SG&A expenses in the fourth quarter of 2004 are expected to be 22.5 percent to 23.5 percent of revenues. These R&D and SG&A expense estimates are exclusive of non-cash purchase accounting charges associated with acquisitions.  Interest income in the fourth quarter of 2004 is expected to be approximately $50,000.

For the fourth quarter of 2004 and on a before tax basis, the non-cash purchase accounting charges associated with acquisitions are expected to be $269,000 in cost of goods sold. The tax effect of these charges is expected to be approximately $7,000.

Overall, the pro forma net earnings per share for the fourth quarter of 2004 are expected to be approximately $0.10 to $0.13 per diluted share.  Although the Company has fully reserved for its net deferred tax assets, alternative minimum tax rules limit the utilization of net operating losses that can be used to offset taxable income.  Therefore, the Company expects an effective tax rate of 2.5 percent in the fourth quarter of 2004. However, at such time the Company is able to determine if it is more likely than not that it will be able to utilize its net operating losses, the reserve against net deferred tax assets would be reversed.

Patrick Sireta, Chief Executive Officer, commented,  “We expect the weakness we experienced in the third quarter of 2004 in the semiconductor capital equipment market and the communications and data processing market to persist in the fourth quarter of 2004. A significant portion of the third quarter of 2004 and anticipated fourth quarter of 2004 reduction in shipments to our customers in the semiconductor capital equipment market is the result of an inventory correction underway at our customers, which I anticipate being largely completed within the next quarter or two.  The demand from our customers in the industrial and medical market and the military and aerospace market remains solid.”

“I believe that the actions we are taking to continuously reduce costs and win new customers and programs have set the stage for stronger performance ahead. In addition we believe that our responsiveness to the requirements of one of our large RF products customer, while causing additional ramp-up expenses in the third quarter of 2004, is setting the stage for a strong and long-lasting business relationship in the years ahead.”

“We continue to maintain strong control of our balance sheet and completely self financed $2.8 million of capital expenditures over the first three quarters of 2004, while increasing slightly our cash and marketable securities, from $16.6 million at the end of 2003 to $16.7 million at the end of the third quarter of 2004. One of the keys was the very strict control of our net inventories, which only increased from $12.4 million at the end of 2003 to $12.8 million at the end of the third quarter of 2004, a 3 percent increase, even as our revenues increased from $12.5 million in the fourth quarter of 2003 to $18.7 million in the third quarter of 2004, a 49 percent increase”, concluded Mr. Sireta.

About Advanced Power Technology

With operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania and Bordeaux France, APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. For additional information on Advanced Power Technology, visit its website at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements, including those related to the Company’s fourth quarter financial projections, are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; and other uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission including our Form 10-K filed on March 10, 2004.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241

E-Mail:           gregh@advancedpower.com

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

(unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2004	2003	2004	2003

Revenues, net	$18,660	$12,708	$51,814	$36,354

Cost of goods sold	12,079	8,363	32,361	23,892
Amortization of technology rights & other	269	278	817	842
Total cost of goods sold	12,348	8,641	33,178	24,734

Gross profit	6,312	4,067	18,636	11,620

Operating expenses:
Research and development	903	550	2,573	2,051
Selling, general and administrative	3,857	3,672	13,097	11,066
Restructuring charges	38	—	359	240
In-process research and development charges	170	—	170	—
Total operating expenses	4,968	4,222	16,199	13,357

Income (loss) from operations	1,344	(155)	2,437	(1,737)

Other income (expense), net:
Interest, net	66	56	147	164
Other, net	(153)	16	(147)	(118)

Income (loss) before income taxes	1,257	(83)	2,437	(1,691)

Provision (benefit) for income taxes	29	255	57	(225)

Net Income (loss)	$1,228	$(338)	$2,380	$(1,466)

Net Income (loss) per share:
Basic	$0.11	($0.03)	$0.22	($0.14)
Diluted	$0.11	($0.03)	$0.21	($0.14)
Weighted average number of shares used in the computation of net income (loss) per share:
Basic	10,682	10,413	10,598	10,406
Diluted	11,170	10,413	11,215	10,406

ADVANCED POWER TECHNOLOGY, INC

SUPPLEMENTAL PRO FORMA DISCLOSURES *

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME (LOSS)

(In thousands except per share amounts)

(unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2004	2003	2004	2003

Reported GAAP net income (loss)	$1,228	$(338)	$2,380	$(1,466)

Purchase accounting adjustments related to acquisitions:

Cost of sales:
Intangible asset amortization	269	269	807	808
Deferred compensation amortization	—	9	10	34

Selling, general and administrative:
Deferred compensation amortization	—	11	12	42

In-process research and development charges	170	—	170	—

Restructuring charges	38	—	359	240

Expenses associated with the filing and subsequent withdrawal of our registration statement, included in Other, net	181	—	181	—

Tax effect of pro forma adjustments	(13)	298	(13)	—
Pro forma net income (loss)	$1,873	$249	$3,906	$(342)

Pro forma net income (loss) per share:
Basic	$0.18	$0.02	$0.37	($0.03)
Diluted	$0.17	$0.02	$0.35	($0.03)
Weighted average number of shares used in the computation of pro forma net income (loss) per share:
Basic	10,682	10,413	10,598	10,406
Diluted	11,170	11,012	11,215	10,406

* Supplemental pro forma disclosures are not based on generally accepted accounting principles (GAAP), but are provided to explain the impact of certain significant items.  In accordance with SEC regulation G, the Company believes that this disclosure is useful to investors and creditors of the Company as it is a way to explain the impact of certain accounting charges included in the Company’s operating results due to acquisitions, restructuring activities, valuation of deferred taxes and other charges.

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Sept. 30, 2004	Dec. 31, 2003

Assets
Current assets:
Cash and cash equivalents	$10,892	$11,564
Short term investments in available-for-sale securities	4,802	4,000
Accounts receivable, net	11,186	7,564
Inventories, net	12,753	12,382
Prepaid and other current assets	2,348	2,436
Total current assets	41,981	37,946

Property and equipment, net	11,327	11,002
Long term investments in available-for-sale securities	1,000	1,000
Other assets	53	174
Intangible assets, net	8,003	8,811
Goodwill	15,570	15,570
Total assets	$77,934	$74,503

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,020	$3,471
Accrued expenses	2,577	2,695
Total current liabilities	6,597	6,166

Other long term liabilities	112	127
Total liabilities	6,709	6,293

Stockholders’ equity:
Common stock	108	106
Additional paid in capital	89,127	88,625
Treasury stock	(1,761)	(1,761)
Deferred stock compensation	—	(21)
Accumulated other comprehensive income	419	309
Accumulated deficit	(16,668)	(19,048)
Total stockholders’ equity	71,225	68,210
Total liabilities and stockholders’ equity	$77,934	$74,503